EXHIBIT 4.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated February 14, 2018 with respect to the statements of condition including the related portfolios of Global High Dividend Portfolio 2018-1 and Insider Buy Strategy 2018-1 (included in Invesco Unit Trusts, Series 1848) as of February 14, 2018 contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-222306) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".


/s/ GRANT THORNTON LLP

New York, New York
February 14, 2018